EXHIBIT 16.1

Pritchett, Siler & Hardy, P.C.

Certified Public Accountants

515 South 400 East, Ste 100
Salt Lake City, UT, 84111

801-328-2727 Phone; 801-328-1123 Fax

November 17, 2016

Securities and Exchange Commission

1 00 F Street N.E.

Washington DC 20549

Ladies and Gentlemen:

We have read the statements made by Magicstem Group Corp. in Item 4.01 "Changes in Registrant's Certifying Accountant" of the Current Report on Form 8-K regarding the event that occurred on October 31, 2016 and are in agreement with the statements contained in such Item 4.01 insofar as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ Pritchett, Siler & Hardy, P.C.

Pritchett, Siler, & Hardy, P.C.